Sangamo BioSciences Reports Fourth Quarter and Full Year 2014 Financial Results

RICHMOND, Calif., Feb. 10, 2015 /PRNewswire/ -- Sangamo BioSciences, Inc. (NASDAQ: SGMO) today reported its fourth quarter and full year 2014 financial results and accomplishments.

For the fourth quarter ended December 31, 2014, Sangamo reported a consolidated net loss of $4.3 million, or $0.06 per share, compared to a net loss of $8.1 million, or $0.13 per share, for the same period in 2013. As of December 31, 2014, the Company had cash, cash equivalents, marketable securities and interest receivable of $226.6 million.

Revenues for the fourth quarter of 2014 were $15.0 million, compared to $6.9 million for the same period in 2013. Fourth quarter 2014 revenues were generated from the Company's collaboration agreements with Shire International GmbH (Shire), Biogen Idec (Biogen), Dow AgroSciences, and Sigma Aldrich, enabling technology agreements and research grants. The revenues recognized for the fourth quarter of 2014 consisted of $14.5 million in collaboration agreements and approximately $0.4 million in research grants, compared to $6.6 million and $0.3 million, respectively, for the same period in 2013.

The increase in collaboration agreement revenues was primarily due to an increase in revenues under the Company's collaboration and license agreements with Shire and Biogen. In the fourth quarter of 2014, Sangamo recognized $7.4 million of revenues related to research services performed under the collaboration agreement with Shire, and $4.0 million of revenues related to research services performed under the collaboration agreement with Biogen. In addition, pursuant to the agreements entered into with Shire in January 2012 and Biogen in January 2014, Sangamo received upfront payments of $13.0 million and $20.0 million, respectively. These payments are being recognized as revenue on a straight-line basis over the initial six-year research term for Shire and approximately 40 months for Biogen. The Company recognized $0.5 million of the Shire upfront payment and $1.6 million of the Biogen upfront payment as revenue for the fourth quarter of 2014.

Research and development expenses were $15.0 million for the fourth quarter of 2014, compared to $10.8 million for the same period in 2013. The increase was primarily due to increases in external research expenses associated with our preclinical programs, and personnel-related expenses, including stock-based compensation. General and administrative expenses were $4.3 million for the fourth quarter of 2014, compared to $4.2 million for the same period in 2013.

Total operating expenses for the fourth quarter of 2014 were $19.4 million, compared to $15.0 million for the same period in 2013.

Full Year Results

For the year ended December 31, 2014, the consolidated net loss was $26.4 million, or $0.39 per share, compared to a consolidated net loss of $26.6 million, or $0.48 per share, for the year ended December 31, 2013. Revenues were $45.9 million for the year ended December 31, 2014, compared to $24.1 million for the same period in 2013. Total operating expenses were $72.7 million for the year ended December 31, 2014, compared to $50.8 million for the same period in 2013.

Recent Highlights

  Announcement of FDA clearance of IND application for Phase 1/2 clinical trial in beta-thalassemia.  In February 2015, Sangamo announced that an Investigational New Drug (IND) application for the Company's SB-BCLmR-HSPC genome editing approach for the potential cure of beta-thalassemia, has been cleared by the U.S. Food and Drug Administration (FDA) and is now active. This enables Sangamo to conduct a Phase 1/2 clinical trial of the ZFP Therapeutic® in transfusion-dependent patients with beta-thalassemia major, which is expected to initiate in 2015.  The trial is designed to assess the safety, tolerability and measures of efficacy of SB-BCLmR-HSPC. Sangamo is developing the therapy in collaboration with Biogen.
  Presentation of new data at American Society of Hematology Meeting demonstrating broad application of ZFN-mediated genome editing approach to therapeutics for hemophilia and lysosomal storage disorders.  In December 2014, Sangamo presented new preclinical data from its first two proprietary programs for the treatment of lysosomal storage disorders (LSDs) and its Shire-partnered hemophilia program. These studies demonstrate the broad applicability of Sangamo's In Vivo Protein Replacement Platform (IVPRP) for the potentially curative treatment of such diseases.  The data presented at ASH demonstrated the efficient production, secretion and tissue uptake of functional iduronate-2-sulfatase and alpha-L-iduronidase, enzymes that are deficient in the LSDs, Hunter and Hurler syndrome, respectively. Data presented from the hemophilia program demonstrated that therapeutic levels of Factor IX, the human clotting factor that is deficient in hemophilia B, could be produced in a dose-dependent manner in non-human primates (NHPs).  Studies in mice also demonstrated stable Factor IX production for over one year using this approach.
  Presentation of data from Huntington's disease (HD) studies at Society for Neuroscience Meeting demonstrating reversal of disease signs and symptoms in animal models. In November 2014, Sangamo presented positive preclinical data from its Shire-partnered program to develop a novel ZFP Therapeutic for HD at the 2014 Annual Meeting of the Society for Neuroscience.  The data demonstrated that Sangamo's ZFP TF gene regulation technology can selectively repress expression of the mutant form of the huntingtin gene (HTT) which causes the disease, while leaving the normal gene largely unchanged, resulting in molecular and symptomatic improvements in several animal models and patient-derived cells that span the full range of mutations relevant to human disease.
  Election of Sangamo BioSciences President and CEO Edward Lanphier as Chairman of the Alliance for Regenerative Medicine.  In November 2014, Sangamo announced that Edward Lanphier, the Company's president and CEO, was elected to serve as the next Chairman of the Alliance for Regenerative Medicine (ARM). Washington, DC-based ARM is an international organization that represents and supports industry, clinical institutions, patient advocates and other stakeholders in the development of safe and effective gene and cell therapies.  Mr. Lanphier began his two-year term as chairman on January 1, 2015.

Financial Guidance for 2015

  Cash and Investments: Sangamo expects that its cash, cash equivalents and marketable securities will be at least $180 million at the end of 2015, inclusive of research funding and certain milestone payments from Shire and Biogen but exclusive of funds arising from any additional new collaborations or partnerships, equity financings or other new sources.
  Revenues: Sangamo expects that revenues will be in the range of $60 million to $70 million in 2015, inclusive of research funding and certain milestone payments from Shire and Biogen.
  Operating Expenses: Sangamo expects that operating expenses will be in the range of $100 million to $110 million for 2015.

2015 Annual Meeting of Stockholders

Sangamo will host its 2015 Annual Meeting of Stockholders at 9:00 am PT on Monday, June 22, 2015 at its headquarters in Richmond, California. Details about the 2015 Annual Meeting will be provided in a notice and proxy statement to be distributed to stockholders and filed with the Securities and Exchange Commission.

Conference Call

Sangamo will host a conference call today, February 10, 2015, at 5:00 p.m. ET, which will be open to the public. The call will also be webcast live and can be accessed via a link on the Sangamo BioSciences website in the Investor Relations section under "Events and Presentations" http://investor.sangamo.com/events.cfm. A replay of the webcast will also be available for two weeks after the call. During the conference call, the Company will review these results, discuss other business matters and provide guidance with respect to 2015.

The conference call dial-in numbers are (877) 377-7553 for domestic callers and (678) 894-3968 for international callers. The conference ID number for the call is 73428730. For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 8:00 p.m. ET on February 10, 2015 to 11:59 p.m. ET on February 17, 2015. The conference call replay numbers for domestic and international callers are (855) 859-2056 and (404) 537-3406, respectively. The conference ID number for the replay is 73428730.

About Sangamo

Sangamo BioSciences, Inc. is focused on Engineering Genetic CuresTM for monogenic and infectious diseases by deploying its novel DNA-binding protein technology platform in therapeutic gene regulation and genome editing. The Company has ongoing Phase 2 clinical trials to evaluate the safety and efficacy of a novel ZFP Therapeutic® for the treatment of HIV/AIDS (SB-728-T) and NGF-AAV for Alzheimer's disease (CERE-110), as well as a Phase 1/2 trial of a ZFP Therapeutic for beta-thalassemia. Sangamo's other therapeutic programs are focused on monogenic and rare diseases. The Company has formed a strategic collaboration with Shire International GmbH to develop therapeutics for hemophilia, Huntington's disease, and other monogenic diseases, and with Biogen Idec for hemoglobinopathies. It has also established strategic partnerships with companies in non-therapeutic applications of its technology, including Dow AgroSciences and Sigma-Aldrich Corporation. For more information about Sangamo, visit the Company's website at www.sangamo.com.

ZFP Therapeutic® is a registered trademark of Sangamo BioSciences, Inc.

This press release contains forward-looking statements regarding Sangamo's current expectations. These forward looking statements include, without limitation, references to expected timing of initiating clinical trials, anticipated cash and investment balance, operating expenses, revenue and potential milestone and royalty payments under Sangamo's agreements with Shire and Biogen, the research and development of ZFNs and ZFP TFs, clinical trials and therapeutic applications of Sangamo's ZFP technology platform and achievement of research milestones and objectives under collaboration agreements with Shire and Biogen. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, the early stage of ZFP Therapeutic development, the lengthy and uncertain regulatory approval process, uncertainties related to the timing of initiation and completion of clinical trials, whether clinical trial results will validate and support the safety and efficacy of ZFP Therapeutics, and the ability to establish strategic partnerships. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo and its partners will be able to develop commercially viable gene-based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in Sangamo's operations and business environments. These risks and uncertainties are described more fully in Sangamo's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Sangamo undertakes no duty to update such information except as required under applicable law.

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Statement of Operations Data:
Revenues:
Collaboration agreements	$ 14,546	$ 6,613	$ 43,880	$ 21,678
Research grants	406	256	1,990	2,455
Total revenues	14,952	6,869	45,870	24,133

Operating expenses:
Research and development	14,991	10,778	56,744	36,979
General and administrative	4,330	4,205	15,677	13,800
Change in fair value of contingent liability	100	60	230	60
Total operating expenses	19,421	15,043	72,651	50,839
Loss from operations	(4,469)	(8,174)	(26,781)	(26,706)
Interest and other income, net	150	30	364	82
Net loss	$ (4,319)	$ (8,144)	$(26,417)	$(26,624)

Basic and diluted net loss per common share	$ (0.06)	$ (0.13)	$ (0.39)	$ (0.48)

Shares used in computing basic and diluted net loss per common share	68,607	61,871	67,022	55,974

SELECTED BALANCE SHEET DATA
	December 31, 2014	December 31, 2013
	(Unaudited)
Cash, cash equivalents, marketable securities and interest receivable	$ 226,645	$ 131,814
Total assets	243,212	140,838
Total stockholders' equity	206,633	121,710

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CONTACT: Sangamo BioSciences, Inc., Elizabeth Wolffe, Ph.D., (510) 970-6000, x271; OR Varant Shirvanian, (510) 970-6000, x205